Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	February 8, 2005
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RECORD SALES
AND RECORD EARNINGS FOR FOURTH QUARTER 2004

ANGLETON, TX, FEBRUARY 8, 2005 – Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $524 million for the quarter ended December 31, 2004, compared to $487 million for the same quarter last year.  Fourth quarter net income was $20.2 million, or $0.47 per diluted share. In the comparable period last year, net income was $13.4 million, or $0.32 per diluted share. In the fourth quarter of 2003, excluding a special item of $2.8 million ($1.9 million net of tax) in restructuring charges, the Company had net income before special items of $15.3 million, or $0.36 cents per diluted share.

Sales revenue for the year ended December 31, 2004 was $2.0 billion, an 8.8% increase from $1.8 billion of revenue in the previous year.  Net income for the year ended December 31, 2004 was $71.0 million, compared to $55.4 million for the prior year.  Diluted earnings per share was $1.67 for the year ended December 31, 2004, compared to $1.39 per share in the prior year. For the year ended December 31, 2003, excluding two special items, an $8.1 million ($5.4 million net of tax) contract settlement gain and $2.8 million ($1.9 million net of tax) in restructuring charges, the Company had net income before special items of $51.9 million, or $1.31 per diluted share.

“2004 was another good year for Benchmark,” commented Cary T. Fu, President and CEO of Benchmark Electronics, Inc.  “We again exceeded every major goal that we set last February.  We enhanced our customer base, reduced customer concentration, expanded our low cost manufacturing capacities, realigned our resources, increased our technical capabilities and delivered solid financial performance.  Additionally, our 2004 new program bookings provide good momentum for a strong 2005.”

Fourth Quarter 2004 Financial Highlights

•                  Operating margin for the fourth quarter was 4.6%.

•                  Return on invested capital of 14.0%.

•                  Cash balance at December 31, 2004 of $367 million.

•                  No debt outstanding as of December 31, 2004.

•                  Accounts receivable were $251 million at December 31, 2004; calculated days sales outstanding were 43 days.

•                  Inventories decreased by $33 million to $257 million; inventory turns were 7.5 times.

•                  During the fourth quarter our tax rate was reduced by approximately 2% on a full year basis.  This favorable result was primarily related to the dissolution of an inactive foreign owned subsidiary.

First Quarter and Full Year 2005 Guidance

•                  Revenue in the first quarter of 2005 is expected to be between $510 million and $530 million.

•                  Earnings per share for the first quarter of 2005 are expected to be $0.40 to $0.44 per diluted share.

•                  For the 2005 fiscal year the Company anticipates revenue and earnings growth in the range of 10 – 15%.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share for 2003 that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends.  Benchmark’s results for the fourth quarter of 2003 include the impact of closing our Scotland facility during the fourth quarter of 2003.  In addition, our results for the year ended December 31, 2003 also include the impact of a non-cash gain related to the settlement and release of various claims arising out of customer manufacturing agreements. We are providing information in this earnings release which adds back the one-time costs associated with the closing of our Scotland facility to net income and subtracts the one-time non-cash gain from net income. This allows investors to more readily compare the 2003 fourth-quarter and year-end results with the earnings in accordance with generally accepted accounting principles (GAAP) reported in 2004.

Non-GAAP information is not necessarily comparable to other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am CST to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net sales	$524,232	$487,051	$2,001,340	$1,839,821
Cost of sales	484,489	446,277	1,847,573	1,689,548

Gross profit	39,743	40,774	153,767	150,273

Selling, general and administrative expenses	15,504	15,732	61,108	64,976
Contract settlement	—	—	—	(8,108)
Restructuring charge	—	2,815	—	2,815

Operating income	24,239	22,227	92,659	90,590

Other income (expense):
Interest expense	(154)	(819)	(1,705)	(7,714)
Other	596	(1,501)	3,199	134
Total other income (expense), net	442	(2,320)	1,494	(7,580)

Income before income taxes	24,681	19,907	94,153	83,010

Income tax expense	4,474	6,498	23,162	27,574

Net income	$20,207	$13,409	$70,991	$55,436

Numerator for basic earnings per share - net income	$20,207	$13,409	$70,991	$55,436
Interest expense on 6% convertible debt, net of tax	—	—	—	2,180
Numerator for diluted earnings per share	$20,207	$13,409	$70,991	$57,616

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	41,407	40,649	41,134	38,124
Incremental common shares attributable to exercise of outstanding dilutive options	1,213	1,529	1,331	1,291
Incremental common shares attributable to conversion of 6% convertible debt	—	—	—	2,017
Denominator for diluted earnings per share	42,620	42,178	42,465	41,432

Earnings per share:
Basic	$0.49	$0.33	$1.73	$1.45
Diluted	$0.47	$0.32	$1.67	$1.39

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

December 31, 2004

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash	$367,368
Accounts receivable, net	251,305
Inventories, net	256,876
Other current assets	22,789

Total current assets	898,338

Property, plant and equipment, net	71,569
Other assets, net	6,010
Goodwill, net	112,853

Total assets	$1,088,770

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$257,054
Other current liabilities	74,577

Total current liabilities	331,631

Other long-term liabilities	5,622
Shareholders’ equity	751,517

Total liabilities and shareholders’ equity	$1,088,770

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statement of Income – Excluding Special Items

Three Months Ended December 31, 2003

(Amounts in Thousands)

(UNAUDITED)

	As Reported	Special Items	Before Special Items

Net sales	$487,051		487,051
Cost of sales	446,277		446,277

Gross profit	40,774		40,774

Selling, general and administrative expenses	15,732		15,732
Restructuring charge	2,815	(2,815)	—
Operating income	22,227	2,815	25,042

Other income (expense):
Interest expense	(819)		(819)
Other	(1,501)		(1,501)
Total other expense, net	(2,320)		(2,320)

Income before income taxes	19,907	2,815	22,722

Income tax expense	6,498	919	7,417

Net income	$13,409	1,896	15,305

Earnings per share:
Basic			$0.38
Diluted			$0.36

Weighted average number of shares outstanding:
Basic			40,649
Diluted			42,178

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statement of Income – Excluding Special Items

Year Ended December 31, 2003

(Amounts in Thousands)

(UNAUDITED)

	As Reported	Special Items	Before Special Items

Net sales	$1,839,821		1,839,821
Cost of sales	1,689,548		1,689,548

Gross profit	150,273		150,273

Selling, general and administrative expenses	64,976		64,976
Contract settlement	(8,108)	8,108	—
Restructuring charge	2,815	(2,815)	—
Operating income	90,590	(5,293)	85,297

Other income (expense):
Interest expense	(7,714)		(7,714)
Other	134		134
Total other expense, net	(7,580)		(7,580)

Income before income taxes	83,010	(5,293)	77,717

Income tax expense	27,574	(1,758)	25,816

Net income	$55,436	(3,535)	51,901

Numerator for basic earnings per share - net income			$51,901
Interest expense on 6% convertible debt, net of tax			2,180
Numerator for diluted earnings per share			$54,081

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period			38,124
Incremental common shares attributable to exercise of outstanding dilutive options			1,291
Incremental common shares attributable to conversion of 6% convertible debt			2,017
Denominator for diluted earnings per share			41,432

Earnings per share:
Basic			$1.36
Diluted			$1.31